                                                                   EXHIBIT 10.12

                              MARKETING AGREEMENT

THIS MARKETING AGREEMENT (the "Agreement") is made as of March 6, 2000 (the "Effective Date") by and between EBAY INC., with its principal place of business at 2125 Hamilton Avenue, San Jose, California 95125 ("eBay"), and AUTOTRADER.COM, LLC, with its principal place of business at 5775 Peachtree Dunwoody Road, Suite A- 200, Atlanta, Georgia 30342 ("ATC").

                                  BACKGROUND

         A. eBay operates a website for the online, person-to-person trading of various items.

         B. ACT operates a website that brings together buyers and sellers of used cars and trucks via electronic classified ads as well as providing users buying and selling tips, car reviews, vehicle pricing information, safety information, and help with finance, insurance, and warranty programs.

         C. eBay and ATC want to enter into an interactive marketing arrangement whereby both parties will cooperate to develop and launch a co-branded automobile trading area hosted and maintained by eBay as part of the eBay website for the general trading of certain automobiles in the U.S. and to provide transaction-related products and services to users of the co-branded trading area. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement.

         The parties therefore agree as follows:

                                   AGREEMENT

1.    DEFINITIONS.

         1.1 "AOL AGREEMENTS" means the Interactive Marketing Agreement between America Online, Inc. ("AOL") and ATC dated April 13, 1999, as amended from time to time (the "ATC AOL Agreement") and the Amended and Restated Interactive Marketing Agreement between AOL and eBay dated March 24, 1999, as amended from time to time (the "eBay AOL Agreement").

         1.2 "ATC CONTENT" means all content or information, in any medium, created by ATC for use in the Co-Branded Pages, including, without limitation, any text, music, sound, photographs, video, graphics or data, but excluding any user generated content.

         1.3 "ATC DEALERS" means offline used vehicle dealers (both independents and franchise operators) who are licensed by a state government to deal in vehicles, who list or have listed Eligible Vehicles for sale on the ATC Site and who list one or more Eligible Vehicles on the Co-Branded Pages during the Term and whose eBay user IDs are provided to eBay by ATC.


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         1.4 "ATC MARKS" means all domain names, trademarks and logos used by
ATC in the course of operating the ATC Site and designated by ATC for use in conjunction with the parties' performance under this Agreement.

         1.5 "ATC SITE" means the website owned and operated by ATC accessible at www.autotrader.com (or any successor URL) for the purpose of listing used vehicles for sale, providing information about new vehicles, buying and selling tips, pricing information, and access to vehicle finance, insurance, warranty programs and other information or functionality provided by ATC from time to time, and any additional sites operated by or for ATC for the U.S. market, subject to the ATC AOL Agreement.

         1.6 "ATC USERS" means all users who access the ATC Site or ATC's "Affiliated MP Site" as defined the ATC AOL Agreement.

         1.7 "CO-BRANDED PAGES" means all pages of the eBay/ATC co-branded general automobile trading area (excluding listings for collector cars and all other items that are not Eligible Vehicles) hosted by eBay (including, without limitation, any Java screens associated with the trading area or emails or other direct communications sent to eBay Users or others by operation of the trading area). The direct URL that will lead to the home page of the Co-Branded Pages will be http://www.ebay-autotrader.com (or such other URL as the parties may mutually agree on) and shall be registered and owned by eBay.

         1.8 "COMPETITIVE SERVICES" means any online dynamically-priced person-to-person or business-to-consumer trading service for Eligible Vehicles, provided that this definition expressly excludes wholesale transactions with respect to Eligible Vehicles, such as those conducted by Manheim Auctions, Inc. ("Manheim"). For the purpose of this definition, "a dynamically priced trading service" means a platform that brings together prospective buyers and sellers and enables them to establish through a bidding process (or other dynamic price determination mechanism) the price at which an item is sold, it being understood that merely facilitating communications between prospective buyers and sellers on a one-to-one basis does not constitute the provision of a dynamically priced trading service.

         1.9 "DEVELOPMENT SCHEDULE" means the schedule for the development and implementation of the Co-Branded Pages, which schedule will be added to this Agreement as Exhibit A (Development Schedule) in a form and at a time to be mutually agreed by the parties, but in no event later than sixty (60) days after the Effective Date of this Agreement.

         1.10 "EBAY CONTENT" means all content or information, in any medium, created by eBay for use in the Co-Branded Pages, including, without limitation, any text, music, sound, photographs, video, graphics or data, but excluding any user-generated content.

         1.11 "EBAY MARKS" means all domain names, trademarks and logos used by eBay in the course of operating the eBay Site and designated by eBay for use in conjunction with the parties' performance under this Agreement.

         1.12 "EBAY SITE" means the website owned and operated by eBay accessible at www.ebay.com (or any successor URL) for the purpose of facilitating an online trading


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community accessible by users worldwide, and any additional sites operated by or for eBay for the U.S. market and which are intended to include Eligible Vehicle listings.

         1.13 "EBAY USERS" means all users who access the eBay Site, Co-Branded Pages or the Mirror Site or eBay's "Affiliated MP Site" as defined in the eBay AOL Agreement.

         1.14 "EBAY USER AGREEMENT" means the terms and conditions for use of the eBay Site, as published on the eBay Site.

         1.15 "ELIGIBLE SERVICES" means products and services offered on the Co-Branded Pages ancillary to the sale of Eligible Vehicles, as agreed upon by eBay and ATC from time to time as provided in Section 2.7 ("Eligible Services"). "Eligible Services" may include services such as automobile finance, insurance, inspections, shipping, escrow and warranty services and other transaction-related services related to the listing or sale of Eligible Vehicles. "Eligible Services" specifically exclude provision of automobile parts, automobilia, license plates, accessories and die-cast models, and any services with respect to vehicles that are not Eligible Vehicles.

         1.16 "ELIGIBLE VEHICLES" means general-production cars, minivans, station wagons, pick-up trucks, sports cars, and sport utility vehicles, of any class, make or model produced within fifteen (15) years of the Effective Date and each anniversary of the Effective Date thereafter (so that, as of the Effective Date, Eligible Vehicles includes vehicles produced from 1986-2000; on the first anniversary of the Effective Date, vehicles produced from 1987-2001, and so on) and located in and for sale in the United States. "Eligible Vehicles" do not include any motorcycles, RVs, vehicles located and for sale outside of the U.S., antique (more than 20 years old), customized, collector and exotic cars, hot rods, special editions (e.g., pace cars), muscle cars, vehicles sold in charity auctions, and other trucks or automobilia, license plates, accessories, die-cast models, vehicle parts or subassemblies or "parts cars" (non-operational wrecks that can be cannibalized for spare parts). Initially, the parties will include on the Co-Branded Pages listings for vehicles produced within the last twenty (20) years of the Effective Date. At any time during the Term that vehicles produced fifteen (15) to twenty (20) years earlier than the applicable anniversary of the Effective Date are listed on the Co-Branded Pages, all such vehicles will be treated as Eligible Vehicles for all relevant purposes. Upon reasonable notice to ATC, eBay may determine that vehicles produced fifteen (15) to twenty (20) years earlier than the applicable anniversary of the Effective Date shall no longer be treated as Eligible Vehicles, in which event ATC shall be free to withhold any such listings from the Co-Branded Pages.

         1.17 "MARKETING SERVICES AGREEMENT" means the agreement between eBay and ATC of even date herewith with respect to ATC's delivery of content and services for the Co-Branded Pages.

         1.18 "MARKS" means the eBay Marks or the ATC Marks, as applicable.

         1.19 "MIRROR SITE" means a version of the Co-Branded Pages made available to eBay Users as part of any Affiliated MP Site.

         1.20 "PAGE TEMPLATES" mean the underlying data structure and architecture for pages within the eBay Site.


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         1.21 "USER INFORMATION" means any information about an eBay User
(including, without limitation, any personally identifiable information and any demographic, psychographic or statistical information) or an item they are listing, bidding on, buying or selling on the eBay Site or Co-Branded Pages, and any associated transactional information (e.g., did the item sell or not, what price the item sold at) that ATC obtains or learns about eBay Users' in connection with the eBay Site and Co-Branded Pages (however it does so, whether such information or data is transferred by eBay, provided by the eBay User, extracted through traffic analysis, or otherwise). "User Information" specifically excludes any information generated or supplied by an eBay User on the ATC Site or independently derived or extracted by ATC from any eBay User behavior on the ATC Site.

2. DEVELOPMENT AND IMPLEMENTATION.

         2.1 OVERVIEW. Implementation will take place in two phases, both as described in Exhibit A, following the launch on the date the parties announce their relationship of an initial set of Co-Branded Pages using work-arounds to generate on-the-fly co-branding. Phase 1 will consist of development and the deployment of a preliminary version of the Co-Branded Pages based on "Version 1.0" of the redesigned eBay general automotive area of the eBay Site (as further described below) that will not have all of the features described in this Agreement (and which the parties intend to make publicly available on the World Wide Web in the second calendar quarter of 2000 or as soon thereafter as technically feasible), and Phase 2 will consist of deployment of a more fully-featured version of the Co-Branded Pages, as further described in Exhibit A (Development Schedule).

         2.2 CO-BRANDED PAGES DEVELOPMENT. eBay will use reasonable commercial efforts to develop and host the Co-Branded Pages in accordance with the Development Schedule using an eBay-defined set of Page Templates. eBay may change the Page Templates from time to time in its sole discretion. ATC acknowledges and agrees that "Version 1.0" of the redesigned eBay general automotive area of the eBay Site, as presented in page mockups reviewed by ATC before the Effective Date and expected to be launched in April 2000, shall be the baseline version of the look, feel, navigational and other visual and design elements of the Co-Branded Pages and is not subject to ATC's approval. Any changes to the look, feel, navigational and other visual and design elements or changes in the location, appearance or other aspects of the parties' branding elements on the Co-Branded Pages after the launch of "Version 1.0" of the general automotive area of the eBay Site must be mutually agreed on by the parties, provided that eBay shall determine in its discretion, in consultation with ATC, how to handle links to other areas of the eBay Site dealing with vehicle and automobilia-related listings and services that are not Eligible Vehicles or Eligible Services (such as collector cars, spare parts, die-cast models, etc.).

         2.3 CO-BRANDING PHASES. When the Co-Branded Pages are made available in Phase 1, the parties agree that the following co-branding will be included:

           2.3.1 ATC will provide a link branded with the eBay logo to the Co-Branded Pages from the homepage of the ATC Site.

           2.3.2 eBay will provide a text link to the Co-Branded Pages from the "Automotive" category header on the homepage of the eBay Site and will work with ATC,


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subject to technical and user experience limitations, to create a form of mutually-agreeable co-branding on appropriate Eligible Vehicle-related pages linked to from each U.S. regional version of the eBay Site.

           2.3.3 eBay will co-brand each static page of the Co-Branded Pages.

eBay will use reasonable commercial efforts to implement, within six (6) months after the Effective Date, a co-branded registration process (meaning that the eBay registration pages presented to users from the Co-Branded Pages will have both parties' Marks on the registration pages), and will co-brand all email messages and other communications sent to users of the Co-Branded Pages unless it is not technically feasible to do so. If eBay implements co-branding of email types and other communications for any third party that it has not co-branded with ATC branding elements, eBay will promptly implement co-branding of such emails and other communications with ATC co-branding elements as well to the extent that such co-branding is technically feasible for the message types involved. ATC will also co-brand all communications sent to ATC Dealers and other ATC Users regarding the Co-Branded Pages unless it is not technically feasible to do so. If ATC implements co-branding of email types and other communications for any third party that it has not co-branded with eBay branding elements, ATC will promptly implement co-branding of such emails and other communications with eBay co-branding elements as well to the extent that such co-branding is technically feasible for the message types involved.

         2.4 TRAFFIC FLOW MANAGEMENT. The parties will design the Co-Branded Pages with a view toward balancing the flow of traffic from the Co-Branded Pages to the ATC Site and the eBay Site (other than to other automotive-related areas), respectively, with the intention that any traffic that does flow out from the Co-Branded Pages will flow to the eBay Site and the ATC Site in equal proportions. To the extent commercially and technically feasible, the parties will exchange traffic flow data and meet periodically to design measures to adjust the flow of traffic to achieve the desired proportionality.

         2.5 IMPLEMENTATION OF MIRROR SITE. eBay shall implement the Mirror Site subject to the parties' contractual obligations under the AOL Agreements. ATC acknowledges and agrees that the Mirror Site will be branded with AOL branding elements as required by the eBay AOL Agreement, that AOL shall have the exclusive right to sell or offer for sale any advertising inventory for the Mirror Site and shall retain all revenue derived from any advertising on the Mirror Site, and that AOL shall have certain rights to place AOL-generated content on the Mirror Site.

         2.6 NAVIGATION. Except as set forth above, neither party will, in conjunction with the Co-Branded Pages, use any interstitials, pop-up windows, other intermediate steps or any other technology or content which acts as a barrier to the transition of an eBay or ATC User from the eBay Site or ATC Site to the Co-Branded Pages, nor will a party use any other technology that interferes with or affects the page layout of such pages. eBay will not authorize the persons listed in Exhibit D (Persons Not Permitted to Frame the Co-Branded Pages) to frame the Co-Branded Pages without ATC's express prior written consent. In addition, eBay will not authorize any person to frame solely the Co-Branded Pages portion of the eBay Site without ATC's express prior written consent.


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         2.7 ELIGIBLE SERVICES. The parties will mutually agree on the Eligible
Services to be deployed on the Co-Branded Pages. If the parties cannot agree on a specific vendor or type of Eligible Service, the issue will be escalated for resolution as set forth in Section 16.1 ("Dispute Resolution"). The parties have agreed that Saturn Corporation will be a non-exclusive provider of inspection and warranty services, and that Dependable Auto Shippers will be a provider of vehicle shipping services, on the Co-Branded Pages. In addition, if there are services that eBay provides or offers to all eBay Users generally, regardless of category, then such services may be made available on the Co-Branded Pages at eBay's sole option.

         2.8 PAGE VIEW ACCOUNTING. eBay will claim the Co-Branded Pages page views, reach and time spent in its page view counts and other traffic metrics. As between ATC and eBay, eBay shall be entitled to the page view, reach and time spent counts with respect to any accounting by any third party page view auditor (such as Media Metrix).

3.    EBAY RESPONSIBILITIES.

         3.1 CO-BRANDED PAGES OPERATION. eBay will use reasonable commercial efforts to operate and serve the Co-Branded Pages and Mirror Site in a manner consistent with the present quality standards of the eBay Site and that meets response performance standards for eBay Users comparable to those for similar (in terms of content, proportion of graphics and other high- bandwidth content, etc.) pages of the eBay Site. Consistent with the Development Schedule, and in a format mutually agreed to by the parties, eBay will provide ATC with a feed of all Eligible Vehicle listings then available on the Co-Branded Pages so that ATC can incorporate such listings into its vehicle search database so that it may create links to auction detail pages in accordance with the Marketing Services Agreement.

         3.2 AUCTION HOSTING. eBay will host the auctions of Eligible Vehicles listed via the Co-Branded Pages or the Mirror Site, subject to eBay's standard policies and procedures for handling item listings and the AOL Agreements. eBay shall determine the fees and charges for the listing and sale of any Eligible Vehicle on the Co-Branded Pages and Mirror Site. eBay agrees that it will not require ATC Dealers individually or as a group to pay more for a basic level of service offered on the Co-Branded Pages than eBay charges consumers generally for such service. eBay may reject or remove the listing for any Eligible Vehicle if, in eBay's reasonable judgment (a) there is reasonable doubt as to the accuracy of the listing; (b) ATC or the seller has breached any provision of the Agreement or the eBay User Agreement, whether because of such listing or otherwise; (c) there is reasonable doubt as to title, or the right to pass clear title, to the Eligible Vehicle; or (d) such listing may reasonably be expected to expose eBay to potential liability or the threat of litigation. Removal of Eligible Vehicle listings pursuant to this Section shall be grounds for eBay to immediately terminate the participation of the listing ATC Dealer on the Co-Branded Pages, the eBay Site and Mirror Site.

         3.3 BILLING. eBay will be responsible for billing and collecting all amounts due from users of the Co-Branded Pages, and shall bear all of the credit risk with respect to such amounts. At eBay's request, ATC may invoice various ATC Dealers on eBay's behalf, but any such invoices will direct the payor to send payment amounts to a "lockbox" account owned and managed solely by eBay, where the payee for such invoice will be listed as "AutoTrader Auctions on eBay" but the name on the account and the Taxpayer ID Number will be eBay's. It


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is currently anticipated that ATC Dealers will ultimately receive two separate invoices. One invoice will be prepared and delivered by ATC and will contain all charges unrelated to such ATC Dealers' use of the Co-Branded Pages. ATC Dealers will also receive a separate, co-branded invoice for charges relating to such ATC Dealers' use of the Co-Branded Pages (the "CBP Invoice"), which is expected to be prepared and delivered by eBay or a billing service provider acting on behalf of eBay. The format and co-branding elements of the CBP Invoice will be as mutually agreed by the parties. If the parties have mutually determined that ATC will provide CBP Invoices to ATC Dealers acting as a contractor of eBay under a separate billing services agreement, such CBP Invoices will be based on information to be provided by eBay (on a mutually-agreeable schedule in a mutually-agreeable format). eBay will also provide billing information in order to permit ATC to coordinate billing activities with respect to the ATC Dealers. The parties will mutually agree on an operational specification to implement the above parameters for the billing process within sixty (60) days after the Effective Date. eBay will use diligent efforts to implement the specification and to permit the delivery of CBP Invoices to ATC Dealers directly as rapidly as is commercially feasible, which in no event will be later than December 31, 2000, unless the delay is caused by ATC's failure to perform any ATC obligation necessary to allow eBay to implement the agreed upon billing process. If eBay's diligent efforts are not sufficient to complete the implementation by December 31, 2000 (or such later date as is applicable due to any delay caused by ATC), ATC shall have the right, but not the obligation, to terminate the Agreement pursuant to Section
11.2 ("Termination for Breach"). ATC will inform ATC Dealers and other sellers that eBay currently offers an electronic billing option for vehicles listed and sold via the Co-Branded Pages. Finally, to the extent it is legally and technically feasible and reasonably easy to accomplish, eBay will cause the line items in credit card bills for charges relating to an ATC Dealer's use of the Co-Branded Pages to be co-branded in a reasonable period of time.

         3.4 REMOVAL OF CONTENT. ATC reserves the right to require eBay to remove from the Co-Branded Pages any ATC Content or any eBay Content, as ATC deems necessary or appropriate if, in ATC's absolute discretion, the publication of the ATC Content or the eBay Content on the Co-Branded Pages (a) may create liability for ATC (except for contractual liability, regardless of whether the applicable contract was entered into by ATC prior to or subsequent to this Agreement); (b) infringes upon or violates a third party's intellectual property rights or rights of publicity or privacy; (c) violates any law, statute, ordinance or regulation; (d) is defamatory, libelous, illegally threatening or harassing; (e) contains obscenity, pornography or is otherwise inflammatory; (f) contains a virus or other damaging programming, or (g) in any way violates this Agreement. In the event that ATC exercises the foregoing rights to require eBay to remove any eBay Content from the Co-Branded Pages, ATC will provide eBay prompt written notice of the removal and the basis for such removal and will cooperate with eBay in remedying the defect that prompted the request for removal so that the eBay Content that was removed can be restored to the Co-Branded Pages.

4.   EBAY SITE PROMOTION.

         4.1 GENERAL PROMOTION. Subject to the terms and conditions of this Agreement (including Sections 2.1 through 2.7) eBay will promote the Co-Branded Pages by means of a combination of certain fixed, rotating, and other placements on the eBay Site.


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         4.2 FIXED PLACEMENTS. During the Term, eBay will maintain "Automotive"
as a high level category on the homepage of the eBay Site (beginning with the launch of "Version 1.0" of the general automotive area on the eBay Site). eBay will provide a one-click text link from the "Automotive" category header on the eBay Site homepage and will collaborate with ATC regarding the creation and design of appropriate co-branded Eligible Vehicle-related pages that will be linked to from the homepage of each U.S. regional site. eBay will provide additional links to the Co-Branded Pages in the phases specified in the Development Schedule. If eBay co- brands any other high level category header, it will brand the "Automotive" category header with ATC branding elements. (For the purpose of this Section, a "category header" is the key words or phrase, such as "Automotive" or "Toys, Bean Bag Plush," that links to the start or home page for the category from the home page of the eBay Site.) The Co-Branded
Pages will contain ATC Marks and other ATC branding elements provided by ATC on an appropriate and equally comparable footing with eBay Marks and other eBay branding elements as mutually agreed by the parties. More specifically, each page of the Co-Branded Pages will have the parties' logos in the top section of each page, with eBay's Mark to appear in the left corner of the page and ATC's Mark to appear in the right corner of the page, and one or more text links to the eBay Site and to the ATC Site, respectively. The ATC logo will link to the home page of the ATC Site and the eBay logo will link to the home page of the eBay Site; both logos will be of equal size and prominence. eBay will undertake to co-brand, in the same manner as other Co-Branded Pages, certain administrative pages relating to the Co-Branded Pages as follows: (a) eBay will co-brand all static administrative pages dealing specifically with Eligible Vehicles and Eligible Services linked to from the Co-Branded Pages (such as "How to Buy a Car" and "How to Sell a Car" and other pages that have been revised from their generic form on the eBay site to specifically apply to Eligible Vehicles); (b) eBay will discuss in good faith and implement in a reasonable time frame the co-branding of additional frequently-used static administrative pages linked to from the Co-Branded Pages; and (c) eBay will discuss in good faith the co-branding of frequently-used dynamic administrative pages linked to from the Co-Branded Pages and, to the extent that such co-branding does not require any material commitment of engineering and product development resources by eBay, implement such mutually-agreed co-branding in a reasonable time frame.

         4.3 ROTATING PLACEMENTS. The parties further agree that ATC Content and other promotional materials regarding the Co-Branded Pages may also appear on one or more mutually-agreeable pages of the eBay Site on a rotating basis during the Term.

         4.4 ATC "ABOUT ME" PAGE. ATC will develop and eBay will deploy, in accordance with the Development Schedule (using ATC Content), an informational "About Me" page for ATC on the Co-Branded Pages and eBay Site in the form of an HTML page with no links. ATC shall have final editorial control regarding the ATC "About Me" page, and the parties will cooperate, in accordance with the Development Schedule, to give eBay adequate time to review and comment on the proposed "About Me" page before it is made available on the Co-Branded Pages and eBay Site.

5.   CONSIDERATION.

         5.1 COSTS. Except as set forth in this Agreement, each party shall bear all of its respective costs in connection with its performance of the Agreement.


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         5.2 EBAY CONSIDERATION. eBay agrees that it will spend a minimum of
Seven Million Dollars ($7,000,000) in calendar year 2000 in arms-length transactions with independent third parties solely to advertise and promote the Co-Branded Pages and the products and services available on the Co-Branded
Pages in their own right, Two Million Dollars ($2,000,000), of which will be spent on offline media placements, and Five Million Dollars ($5,000,000), of which will be spent on online media placements and general public relations activities related to the Co-Branded Pages (such as car giveaways). All eBay promotions targeting Eligible Vehicle auction activities in all media, in addition to specifically mentioning the Co-Branded Pages, shall use the ATC branding elements specified by ATC and the eBay branding elements specified by eBay, and shall be consistent with the messages agreed upon by the parties, whether or not eBay has already met eBay's minimum spending requirements in this Section or Section 5.4 ("Subsequent Promotional Activities"). However, if eBay generally advertises or promotes the eBay Site in a manner which may only incidentally mention Eligible Vehicles -- such as a "From Beanies to Beetles" slogan and ad, or a "everything you're looking for in cars" -- no mention of the Co-Branded Pages or ATC in the advertisement or promotion will be required. Similarly, if eBay's advertisement or promotion mentions only items which are not Eligible Vehicles (collector cars, spare parts, etc.), no mention of the Co-Branded Pages or ATC in the advertisement or promotion will be required. ATC will have final editorial control over how any of its branding elements and any ATC Content are used in any eBay advertising and promotions, and eBay will consult with ATC regarding eBay's overall advertising and promotion strategy regarding Eligible Vehicle auctions. The parties will cooperate to give ATC adequate time to review and comment on the proposed advertising and promotional materials using ATC Marks or ATC Content before they are published or distributed in any form.

         5.3 ATC CONSIDERATION.

           5.3.1 For Co-Branded Pages development in accordance with Section 3 ("eBay Responsibilities") in addition to advertising and promotion delivered in accordance with Section 4 ("eBay Site Promotion"), ATC will pay eBay a site promotion fee in accordance with the following table:

--------------------------------------------------------------------------------
   Year 1 of the          Four Million, Five Hundred Thousand Dollars
   Term                   ($4,500,000), payable as follows:

                          - Five Hundred Thousand Dollars ($500,000) will be payable on the Effective Date

                          - Five Hundred Thousand Dollars ($500,000) will be payable in three equal monthly installments in the second calendar quarter of 2000

                          -    One Million, Seven Hundred and Fifty Thousand
                               Dollars ($1,750,000) will be payable in three equal monthly installments in the third calendar quarter of 2000

                          -    One Million, Seven Hundred and Fifty Thousand
--------------------------------------------------------------------------------


                                       9.
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
-------------------------------------------------------------------------------
                           Dollars ($1,750,000) will be payable in three equal
                           monthly installments in the fourth calendar quarter
                           of 2000

-------------------------------------------------------------------------------
Year 2 of the              Eight Million Dollars ($8,000,000), payable as
Term                       follows:

                           - One Million Dollars ($1,000,000) will be payable in three equal monthly installments in the first calendar quarter of 2001

                           - One Million Dollars ($1,000,000) will be payable in three equal monthly installments in the second calendar quarter of 2001

                           - Three Million Dollars ($3,000,000) will be payable in three equal monthly installments in the third calendar quarter of 2001

                           - Three Million Dollars ($3,000,000) will be payable in three equal monthly installments in the fourth calendar quarter of 2001

-------------------------------------------------------------------------------
Year 3 of                  To be negotiated in good faith by the parties.  If an
the Term                   amount and payment schedule cannot be agreed upon
                           within 60 days after the second anniversary of the
                           Effective Date, the default value will be set at
                           Twelve Million Dollars ($12,000,000), payable in
                           nine equal monthly installments beginning in the
                           second calendar quarter of 2002.
-------------------------------------------------------------------------------

Final 6                    To be negotiated in good faith by the parties. If an
months of                  amount and payment schedule cannot be agreed upon
the Term                   within 30 days after the third anniversary of the
                           Effective Date, the default value will be set at
                           Eight Million Dollars ($8,000,000), payable in four
                           equal monthly installments beginning in the first
                           calendar quarter of 2003.
-------------------------------------------------------------------------------

         5.3.2 ATC agrees that it will spend a minimum of Seven Million Dollars ($7,000,000) in calendar year 2000 solely to advertise and promote the Co-Branded Pages and products and services available on the Co-Branded Pages in their own right, Five Million Dollars ($5,000,000), of which will be spent on offline media placements, trade promotions and collateral materials to dealers and general public relations activities, and Two Million Dollars ($2,000,000), of which will be spent on online media placements. The parties agree that no more than Three Hundred Seventy-Five Thousand Dollars ($375,000) of the Five Million Dollars ($5,000,000) allocated to ATC's offline marketing spending may be allocated to ad placements


                                      10.

in Trader Publishing magazines in calendar year 2000; the parties agree that the calculation of the value of the ad placements will include a fifty percent (50%) discount from the national advertising rates applicable to these ad placements. All ATC promotions of Eligible Vehicle auction activities in all media, in addition to referencing the Co-Branded Pages, shall use the eBay branding elements specified by eBay and the ATC branding elements specified by ATC, and shall be consistent with the messages agreed upon by the parties. eBay will have final editorial control over how any of its branding elements and any eBay Content are used in any ATC advertising and promotions, and ATC will consult with eBay regarding ATC's overall advertising and promotion strategy regarding Eligible Vehicle auctions. The parties will cooperate to give eBay adequate time to review and comment on the proposed advertising and promotional materials using eBay Marks or eBay Content before they are published or distributed in any form.

         5.4 SUBSEQUENT PROMOTIONAL ACTIVITIES. eBay will spend at least Eight Million Dollars ($8,000,000) in arms-length transactions with independent third parties to uniquely promote the Co-Branded Pages and products and services available thereon in the second year of the Term, Nine Million Dollars ($9,000,000) to do so in the third year of the Term, and Five Million Dollars ($5,000,000) to do so in the final six months of the Term. ATC shall have no such specific promotional spending obligation after the first year of the Term.

         5.5 COLLABORATION AND JOINT MARKETING EFFORTS. The parties will collaborate to identify the most efficient venues for their dedicated promotional spending for the Co-Branded Pages and enhance the impact of their promotions in appropriate media. The parties will be jointly responsible for preparing and executing an overall annual advertising and promotion plan for the Co-Branded Pages that allocates the parties' aggregate dedicated promotional spending. The parties will also cooperate to develop, fund and execute joint marketing programs on a mutually-agreeable basis.

         5.6 TAXES. The parties shall each pay any sales, use or similar tax related to the parties' performance of their obligations or exercise of their rights under this Agreement for which they are responsible.

6.    EXCLUSIVE DEALING.

         6.1 RESTRICTIONS ON ATC. Until the earlier of the termination or expiration of this Agreement or the effective date of a notice of non-renewal given pursuant to Section 11.1 ("Term"), ATC shall not launch or promote Competitive Services or establish, enter into, negotiate to establish or enter into or attempt to implement an agreement or relationship with any other party to offer, promote or facilitate any such Competitive Services for the U.S. market, it being understood that ATC running paid advertising by third parties which does not specifically target person-to-person or business-to-consumer online trading services (although the advertiser's overall business may incidentally include such trading services) or Manheim or Trader Publishing running paid advertising by third parties shall not constitute "promotion" for the purposes of this Section. Should ATC undertake to develop technology that would allow it to operate Competitive Services in the U.S. market independent of eBay, it will immediately notify eBay of such undertaking, and in any case no later than one (1) week after commencing development.


                                      11.

         6.2 RESTRICTIONS ON EBAY. Until the earlier of the termination or expiration of this Agreement or the effective date of a notice of non-renewal given pursuant to Section 11.1 ("Term"), eBay shall not implement any other site or web pages for the U.S. market for the dynamically priced trading of Eligible Vehicles, nor shall it discuss, establish, enter into, negotiate to establish or enter into or attempt to implement an agreement or relationship with any third party for the dynamically priced trading of Eligible Vehicles for the U.S. market. eBay may accept listings of Eligible Vehicles for posting on the Co-Branded Pages that are also listed on other websites or in various online and offline databases and catalogs, provided that eBay does not create a co-branded site or set of pages with such listing source for Eligible Vehicles. Other than listings placed by eBay Users in other categories (which eBay shall not encourage), or listings posted by Kruse International in the collector car area of the eBay Site's automotive area, which may contain incidental Eligible Vehicles (such as a celebrity's car which might otherwise technically fall within the definition of an Eligible Vehicle), eBay will require that all Eligible Vehicles on the domestic eBay Site(s) are listed on the Co-Branded Pages. In addition, until the earlier of the termination or expiration of this Agreement or the effective date of a notice of non-renewal given pursuant to
Section 11.1 ("Term"), eBay shall not launch or promote any wholesale automotive auctions for Eligible Vehicles (that is, in any auctions in which the buyers are required to be registered automobile dealers) or establish, enter into, negotiate to establish or enter into or attempt to implement an agreement or relationship with any other party to offer, promote or facilitate any such wholesale automotive auctions for Eligible Vehicles. The foregoing restriction does not apply to the remarketing of institutional vehicles from car manufacturers, finance companies, rental car companies, etc., provided that eBay does not require that participants in such transactions be licensed dealers and that such vehicles are listed on the Co-Branded Pages. For purposes of this Section a relationship will not include a minority investment (i.e., less than twenty percent (20%)) by eBay in any company that engages in activities otherwise precluded under this section as an incidental or ancillary part of its business.

         6.3 NEW VEHICLES. Nothing in this Agreement shall restrict eBay's ability to implement any other site or web pages for the trading of new vehicles, nor prevent eBay from discussing, establishing, entering into, negotiating to establish or enter into or attempting to implement an agreement or relationship with any third party for the trading of new vehicles, nor prevent eBay from launching or promoting any wholesale automotive auctions for new vehicles.

7.    LICENSES AND STANDARDS.

         7.1 CONTENT LICENSES. eBay hereby grants to ATC a non-exclusive license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform the eBay Content in conjunction with the ATC Content solely for the purposes of promoting the eBay Site, the Mirror Site and Co-Branded Pages. ATC hereby grants to eBay a non-exclusive license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform the ATC Content in conjunction with the eBay Content solely for the purposes of developing, hosting and deploying the Co-Branded Pages and Mirror Site and promoting the ATC Site, Co-Branded Pages and Mirror Site.

         7.2 CONTENT OWNERSHIP. Except as otherwise provided in this Agreement, as between eBay and ATC: (a) eBay and its suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with the eBay Content, and (b) ATC and its


                                      12.

suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with the ATC Content. There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee hereunder are reserved by the licensor or its suppliers. Neither party shall exceed the scope of the licenses granted hereunder.

         7.3 TRADEMARK LICENSE. ATC hereby grants to eBay a non-exclusive license to use the ATC Marks (a) in links to and advertisements and promotions for the ATC Site, Eligible Services, Co-Branded Pages and Mirror Site, (b) in conjunction with hosting and operating the eBay Site, Co-Branded Pages and Mirror Site, and (c) for the purposes of co-branding emails and other communications as authorized or required by this Agreement. eBay hereby grants to ATC a non-exclusive license to use eBay Marks in links to and advertisements and promotions for the eBay Site, Eligible Services, Co-Branded Pages and Mirror Site and for the purposes of co-branding emails and other communications as authorized or required by this Agreement.

         7.4 TRADEMARK RESTRICTIONS. If the Mark owner determines, in its reasonable discretion, that the licensee's use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill, the Mark owner may terminate the foregoing license as to the objectionable use if the licensee does not cease such objectionable use within five (5) days of notice of breach. Title to and ownership of the owner's Marks shall remain with the owner. The licensee shall use the Marks exactly in the form provided and in conformance with any trademark usage policies provided by the Mark owner to the licensee. The licensee shall not take any action inconsistent with the owner's ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in and inure to the benefit the owner. The licensee shall not form any combination marks with the other party's Marks. Notwithstanding the foregoing, to the extent the URL/domain name ("Domain Name") for the Co-Branded Pages is deemed a combination mark, neither party shall use the Domain Name for any purpose except as expressly provided in this Agreement and the parties shall jointly cooperate in any enforcement action with respect to infringement of the Domain Name.

         7.5 LIMITS ON SUBLICENSING. All license rights (under any applicable intellectual property right) granted herein are not sublicenseable, transferable or assignable, except that eBay may use a third party web hosting service for the Co-Branded Pages and Mirror Site and ATC may use a third party web hosting service to host vehicle photographs, and each party shall have the right to sublicense the other party's Content and Marks solely for such purpose.

         7.6 CONTENT AND SERVICES STANDARDS. eBay shall not provide any eBay Content, and ATC shall not provide any ATC Content, that: (a) infringes any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; or (c) is materially false, misleading or inaccurate. The parties agree that neither party has an obligation to insure that any user generated content meets these standards. User-generated content shall be governed by the terms of the eBay User Agreement.

8.    USER INFORMATION.

         8.1 OWNERSHIP. eBay shall own all User Information, the Page Templates, and the look and feel and design elements of the Co-Branded Pages (other than any ATC Content or


                                      13.

ATC Marks or other ATC branding elements) and all intellectual property rights therein. ATC shall own all information supplied to ATC by ATC Users (other than feedback rating, feedback profile and other feedback information) or generated by use of the ATC Site.

         8.2 ATC DEALERS' USER INFORMATION. ATC will request that ATC Dealers listing Eligible Vehicles on the Co-Branded Pages provide ATC with their eBay user IDs and give ATC permission to (i) use such user IDs to search the eBay Site for information about such ATC Dealers' listings and transactions on the Co-Branded Pages accessible by user ID-based searches; and (ii) have such ATC Dealers' information required for billing disclosed by eBay to ATC for such purpose, or as required by applicable law. ATC will provide eBay a list of all such ATC Dealers' user IDs (updated with whatever frequency is agreed by the parties), which eBay will use to provide eBay User Information to ATC as required for billing purposes in accordance with Section 4.5 ("Billing"). eBay will use good faith efforts throughout the Term to assist ATC in identifying ATC Dealers and obtaining their user IDs for both parties' use. For example, if ATC provides eBay with a periodic database feed with the names, addresses and other relevant information for offline used vehicle dealers with which ATC has a relationship (an "ATC Dealer List"), eBay will use its good faith efforts to match this database feed against eBay's database of eBay Users to identify ATC Dealers and, to the extent permitted by eBay's privacy policies and applicable law and regulations, communicate with persons so identified who may be ATC Dealers to confirm their status and obtain permission to disclose their user IDs to ATC. eBay agrees (a) to only use ATC Dealer Lists provided by ATC in accordance with this Section solely as required to facilitate billing and the provision of Eligible Services; and (b) to not disclose any ATC Dealer List information except as required by law. eBay will not use (nor permit a third party to use) any ATC Dealer List for any purpose other than to perform its obligations under this Agreement. eBay shall use at least industry-standard methods to protect the security of ATC Dealer Lists. eBay hereby grants to ATC a nonexclusive license solely: (a) to use ATC Dealer User Information provided by eBay in accordance with this Section as required to facilitate billing and the provision of Eligible Services; and (b) to disclose User Information as required by law or the operation of the ATC Site or in aggregate form in a way that does not disclose discrete items of User Information. ATC will not use (nor permit a third party to use) User Information for any purpose other than to perform its obligations under this Agreement. ATC further agrees to use such User Information only in a manner consistent with ATC's reasonable privacy policy, such privacy policy to be adequately displayed throughout the ATC Site. ATC shall use at least industry-standard methods to protect the security of User Information. ATC represents and warrants that it will not provide eBay with any ATC Dealer's user ID for the eBay Site without first obtaining the express written consent of such ATC Dealer for such disclosure to eBay and for eBay's use of the user ID and eBay's disclosure of such ATC Dealer's User Information to ATC as permitted in this Agreement and any separate billing services agreement between eBay and ATC.

         8.3 PROVIDING AGGREGATE INFORMATION TO ATC. On an approximately monthly basis during the Term once eBay has the required personnel resources (a data analyst) and to the extent technically feasible, eBay will provide ATC with a report containing aggregated data ("Aggregate Data") regarding the operation of the Co-Branded Pages and which would typically be used to analyze the performance of the Co-Branded Pages. The Aggregate Data will initially consist of the information listed on Exhibit B (Aggregate User Data), and the parties will cooperate during the Term to identify additional categories of mutually-agreeable, relevant


                                      14.

Aggregate Data for inclusion in eBay's reports. All such Aggregate Data is deemed eBay Confidential Information. eBay hereby grants to ATC a nonexclusive license solely: (a) to use such Aggregate Data internally to facilitate ATC's marketing and promotional efforts and for ATC's internal business purposes; and
(b) to disclose Aggregate Data as required by law or to third parties expressly approved in advance by eBay, in writing, in eBay's sole discretion. ATC shall use at least industry-standard methods to protect the security of Aggregate Data.

     8.4 JOINT RESTRICTIONS. ATC will neither use User Information to target communications to any eBay Users other than ATC Dealers (or facilitate the same on behalf of third parties) without the express written permission from eBay and an opt-in agreement from the eBay User, nor will ATC solicit or facilitate such solicitation by any third party of eBay Users as a result of their status as eBay Users. Except as set forth in this Section, eBay will not sort its database of users to extract information solely about eBay Users who are ATC Dealers and then use such User Information to specifically target such eBay Users, nor will eBay disclose User Information in such sorted fashion (or in a way that would allow third parties to do such a sort themselves).

           8.4.1 Each party may target administrative (e.g., not promoting a third party or self-promoting) messages to eBay Users (including ATC Dealers) as needed, provided that all such messages regarding Eligible Vehicles shall be co-branded by each party, as soon as technically feasible based on priorities set by the parties, such that the parties' respective brands shall appear on an equal footing.

           8.4.2 Subject to the restrictions imposed by Section 16.4 ("Publicity"), eBay may send messages to ATC Dealers during the Term that are not specifically targeted at them in their identity as ATC Dealers but that are part of a general communication to a broad range of classes of sellers on the eBay Site, Co-Branded Pages or Mirror Site.

           8.4.3 Subject to the restrictions imposed by Section 16.4 ("Publicity"), ATC may communicate with any ATC Dealer that is also an eBay User with respect to the ATC Dealer's use of the Co-Branded Pages and (both during and after the term of the Agreement) with respect to the ATC Dealer's general relationship with ATC. During the Term, ATC will co-brand such messages regarding the ATC Dealer's use of the Co-Branded Pages.

9.    REPRESENTATIONS AND WARRANTIES.

         9.1 ATC REPRESENTATIONS. ATC represents and warrants that (a) ATC has the authority and power to enter into and perform all of its obligations set forth in this Agreement; and (b) Manheim and Trader Publishing, Inc. ("Trader Publishing") are parties to agreements with ATC that preclude both Manheim and Trader Publishing from engaging in any conduct that would be within the scope of the conduct prohibited by Section 6.1 ("Restrictions on ATC") during the Term, and that ATC will enforce the provisions of these agreements relating to the prohibition of such conduct during the Term, it being understood that, notwithstanding this Section or Section 6.1 ("Restrictions on ATC"), Manheim shall remain free to conduct online wholesale automobile auctions for registered dealers and Trader Publishing shall remain free to operate, participate in the operation of, or contribute to (i) any online person-to-person, business-to-consumer, or dealer-to-dealer auction of specialty, antique/collector's, exotic, or muscle/high


                                      15.

performance cars, cars more than twenty (20) years old, motorcycles, or related equipment, or airplanes, large trucks, heavy equipment, RVs, boats, yachts, or related equipment, and (ii) any online auction of Eligible Vehicles, so long as such auction carries only incidental listings of Eligible Vehicles and Trader Publishing has not actively solicited such Eligible Vehicles or created a subsite or separate area on the auction site specifically relating to the auction of Eligible Vehicles.

         9.2 EBAY REPRESENTATIONS. eBay represents and warrants that eBay has the authority and power to enter into and perform all of its obligations set forth in this Agreement.

10. DISCLAIMER OF OTHER WARRANTIES. EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS." EXCEPT AS STATED IN SECTION 9 ("REPRESENTATIONS AND WARRANTIES"), EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. DOES NOT REPRESENT OR WARRANT THAT THE EBAY SITE, THE CO-BRANDED PAGES OR THE MIRROR SITE WILL OPERATE SECURELY OR WITHOUT INTERRUPTION. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

11.    TERM AND TERMINATION.

         11.1 TERM. The term of this Agreement shall continue for three (3) years and six (6) months following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one-year renewal terms (collectively, the "Term"), unless either party gives the other notice of its desire to terminate the Agreement not less than ninety (90) days prior to the end of the initial term or then-current renewal term. This Agreement shall automatically terminate upon any termination or expiration of the Marketing Services Agreement.

         11.2 TERMINATION FOR BREACH. By providing written notice, a party may immediately terminate this Agreement if the other party materially breaches this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach. No notice of breach shall be sent until the provisions of Section 15.1 ("Dispute Resolution") have been followed.

         11.3 EFFECTS OF TERMINATION. Upon expiration or termination of this Agreement for any reason: (a) all license rights granted herein shall terminate except to the extent stated in this Section; (b) each party shall immediately pay to the other any amounts owed as of the date of such termination; (c) the parties shall wind down the Co-Branded Pages in a professional manner (with any relevant licenses, as mutually agreed by the parties, remaining in effect during such wind-down period); (d) eBay shall cease using for any purpose any URL that utilizes any ATC Marks including, without limitation, the URL for the Co-Branded Pages set forth in Section 1.7 ("Co-Branded Pages") and ATC will cease using for any purpose any URL that utilizes any eBay Marks; and (e) unless eBay terminates this Agreement in accordance with Section 11.2 ("Termination for Breach") for a material breach of Sections 5.3.2, 6.1 ("Restrictions on ATC"),


                                      16.

or 8 ("User Information"), or eBay terminates the Marketing Services Agreement in accordance with Sections 2.1 ("Listing Services") or 2.2 ("Search Services") of the Marketing Services Agreement, eBay shall not solicit, announce, or promote any vehicle-related products or services to any ATC Dealer for one (1) year following the date of expiration or termination unless and until any such ATC Dealer bids on a vehicle offered for sale on the eBay Site or lists a vehicle for sale on the eBay site, after which eBay may communicate with such ATC dealer without restriction. For the purposes of clarity, Exhibit C (Communications Policies) contains examples of permitted and prohibited types of communication with respect to eBay's vehicle-related products and services.

         11.4 SURVIVAL. In addition to Section 11.3, Sections 1
("Definitions"), 7.2 ("Content Ownership"), 7.4 ("Trademark Restrictions"), 8 ("User Information"), 10 ("Disclaimer of Other Warranties"), 12 ("Indemnity"), 13 ("Limitations on Liability"), 14 ("Confidential Information") and 16 ("General Provisions") shall survive expiration or termination of this Agreement.

12. INDEMNITY. Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including reasonable attorneys' fees (collectively, "Claims") as follows: eBay will indemnify ATC against any Claims which ATC may incur as a result of claims in any form by third parties arising from, relating to or in connection with (i) eBay Content or the eBay Marks or (ii) any negligence or willful misconduct by eBay. In addition, ATC shall indemnify eBay against any and all Claims which eBay may incur as a result of claims in any form by third parties arising from, relating to or in connection with (i) any ATC Content or ATC Marks, (ii) any negligence or willful misconduct by ATC; or (iii) any breach of ATC's representation and warranty in Section 8.2 ("ATC Dealers' User Information."). The foregoing obligations are conditioned on the Indemnified
Party: (iii) giving the Indemnifying Party notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the investigation, defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

13.       LIMITATION ON LIABILITY. EXCEPT IN THE EVENT OF A BREACH OF SECTION
11.3 ("EFFECTS OF TERMINATION") OR ANY OTHER PROVISION OF THIS AGREEMENT PROHIBITING COMMUNICATION WITH ATC DEALERS (WHERE SUCH BREACH OCCURS IN THE WAKE OF OR IN ANTICIPATION OF TERMINATION OF THE RELATIONSHIP CONTEMPLATED UNDER THIS AGREEMENT) OR SECTION 14 ("CONFIDENTIAL INFORMATION") OR A CLAIM UNDER SECTION 12 ("INDEMNITY"), NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EXCEPT IN THE EVENT OF A BREACH OF SECTION 14 OR A CLAIM UNDER SECTION 12, IN NO EVENT SHALL EITHER PARTY'S CUMULATIVE LIABILITY TO THE OTHER PARTY UNDER OR IN CONNECTION WITH
THIS AGREEMENT AND THE MARKETING SERVICES AGREEMENT EXCEED AN AMOUNT GREATER THAN ONE MILLION DOLLARS ($1,000,000), EXCEPT THAT EBAY'S LIABILITY ARISING OUT OF A NEGLIGENT OR WILLFUL MATERIAL BREACH (i) OF


                                      17.

SECTION 11.3 OF THIS AGREEMENT OR (ii) ANY OTHER PROVISION OF THIS AGREEMENT PROHIBITING COMMUNICATION WITH ATC DEALERS (WHERE SUCH BREACH OCCURS IN THE WAKE OF OR IN ANTICIPATION OF TERMINATION OF THE RELATIONSHIP CONTEMPLATED UNDER THIS AGREEMENT), SHALL BE LIMITED TO TWENTY MILLION DOLLARS ($20,000,000), RATHER THAN TO ONE MILLION DOLLARS ($1,000,000). THIS LIMITATION OF EACH PARTY'S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE MARKETING SERVICES AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

14. CONFIDENTIAL INFORMATION. A party's "Confidential Information" is defined as any confidential or proprietary information of a party which is disclosed to the other party in a writing marked confidential or, if disclosed orally, is identified as confidential at the time of disclosure and is subsequently reduced to a writing marked confidential and delivered to the other party within ten (10) days of disclosure, or which, under the circumstances surrounding disclosure known to the receiving party, ought to be treated as confidential. Each party shall hold the other party's Confidential Information in confidence and shall not disclose such Confidential Information to third parties nor use the other party's Confidential Information for any purpose other than as required to perform under this Agreement. Such restrictions shall not apply to Confidential Information which (a) is already known by the recipient, (b) becomes, through no act or fault of the recipient, publicly known, (c) is received by recipient from a third party without a restriction on disclosure or use, or (d) is independently developed by recipient without reference to the Confidential Information. The restriction on disclosure shall not apply to Confidential Information that a court or government agency requires be disclosed. In addition, the parties agree that, as a result of exposure to Confidential Information relating to the receiving party's business activities, the employees of the receiving party may further develop their general knowledge, skills and experience as they relate to the receiving party's business activities. The subsequent use by these employees of such general knowledge, skills and experience does not constitute a breach of this Agreement.

15.   DELIBERATELY OMITTED.

16.   GENERAL PROVISIONS.

         16.1 DISPUTE RESOLUTION. The parties will use good faith efforts to resolve disputes regarding this Agreement internally. If the dispute cannot be resolved at the working level, it shall be escalated by mutual agreement to the CEO of ATC and the CEO or COO of eBay, respectively, who shall confer (in person or by telephone or other means) to resolve the dispute. If the dispute cannot be resolved by the officers within fifteen (15) days after it is referred to them, the dispute shall be resolved in accordance with Section 16.2 ("Governing Law").

         16.2 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to contracts entered into by California residents and performed entirely in California.


                                      18.

         16.3 SEVERABILITY; HEADINGS. If any provision herein is held to be invalid or unenforceable for any reason, such provision shall be deemed to be restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

         16.4 PUBLICITY. Prior to the release of any press releases, announcements, statements or other similar promotional materials related to this Agreement, the termination thereof, the Co-Branded Pages, or the status of the parties' relationship, the releasing party shall submit a written request for approval to the other party with a copy of the materials to be released, with sufficient lead time for the other party to review and comment. A party shall not unreasonably withhold or delay the granting of its approval of such materials. The parties will cooperate to prepare a joint first public announcement regarding this Agreement.

         16.5 FORCE MAJEURE. Except as otherwise provided, if performance hereunder (other than payment of monies due) is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of a party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference.

         16.6 INDEPENDENT CONTRACTORS. The parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

         16.7 NOTICE. Any notices hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Notice shall be deemed given: upon personal delivery; if sent by fax, upon confirmation of receipt; or if sent by a reputable overnight courier with tracking capabilities, one (1) day after the date of mailing.

         16.8 ASSIGNMENT. Neither party may assign this Agreement or any of its rights and obligations hereunder without the other party's express prior written consent, which may not be unreasonably withheld, delayed or conditioned.

         16.9 ENTIRE AGREEMENT; WAIVER. This Agreement and the Marketing Services Agreement set forth the entire understanding and agreement of the parties, and supersede any and all oral or written agreements or understandings between the parties, as to the subject matter of the Agreement. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.


                                      19.

     16.10 COUNTERPARTS. This Marketing Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

EBAY INC.                               AUTOTRADER.COM, LLC

By: /s/ Brian Swette                     By: /s/ Victor A. Perry III
   -------------------------------         -------------------------------
Name:  Brian Swette                     Name:  Victor A. Perry III
     -----------------------------           -----------------------------
Title: Chief Operating Officer          Title: President/CEO
      ----------------------------            ----------------------------


                                      20.

                                   EXHIBIT A
                             DEVELOPMENT SCHEDULE

To be added by the parties in accordance with Section 1.9 (Development
Schedule")


                                      21.

                               EXHIBIT B
                             AGGREGATE DATA

- Average bids per vehicle (initially for all general vehicles; not sorted by Eligible Vehicles only until after the launch of Version 1.0)

- Overall conversion rates (initially for all general vehicles; not sorted by Eligible Vehicles only until after the launch of Version 1.0)

- Average selling price (initially for all general vehicles; not sorted by Eligible Vehicles only until after the launch of Version 1.0)

- Revenue (sorted by Eligible Vehicles after launch of Version 1.0) generated by category:

   -listing fees
   -final value fees
   -enhanced listing fees
   -Eligible Services fees

- Average enhanced listing fee per vehicle (initially for all general vehicles; not sorted by Eligible Vehicles only until after the launch of Version 1.0)

-  Page views for the Co-Branded Pages


                                      22.

                                   EXHIBIT C
                            COMMUNICATIONS POLICIES

This exhibit is intended to illustrate communications activities that would, or would not, breach eBay's obligations in Section 11.3 ("Effects of Termination").

DOS

1. eBay may generally place advertisements concerning its vehicle-related products and service in any online or off line medium (magazines, television, etc.) as long as such advertisements are not targeted at ATC Dealers.

2. eBay may generally advertise on the eBay Site itself the fact that vehicles can be bought and sold on the eBay Site, as long as such advertisements do not describe the status of (or termination of) eBay's relationship with ATC.

3. eBay can conduct and generally promote charity auctions of Eligible Vehicles.

DON'TS

1. eBay may not send emails about vehicles to all sellers on the eBay Site (unless it culls out all identified ATC Dealers from the target list first).

2. eBay may not send any communications to eBay Users describing eBay's relationship with ATC or its termination (unless it culls out all identified ATC Dealers from the target list first).

3. eBay may not post anything on the eBay Site describing eBay's relations hip with ATC or its termination without ATC's approval.


                                      23.

                                    EXHIBIT D
                    PERSONS NOT PERMITTED TO FRAME CO-BRANDED PAGES

*       The Cobalt Group--Dealernet and any other sites of theirs
*       Autobytel
*       Autoweb
*       Carorder.com
*       Carsdirect.com
*       Greenlight.com
*       AutoVantage
*       Carpoint
*       Edmunds.com
*       Kbb.com
*       bestoffer.com
*       imotors.com
*       automallusa.com (vehix.com)
*       cars.com
*       carinvoice.com
*       carclub.com
*       driveoff.com (Navidec)
*       autosite
*       carprices.com
*       carday.com
*       carhq.com

                                      24.